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                                                                   EXHIBIT 11.01


SYMANTEC CORPORATION
COMPUTATION OF NET INCOME PER SHARE


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                                                 Three Months Ended        Six Months Ended
                                                    September 30,             September 30,
                                                --------------------      --------------------
(In thousands, except per share data)            1997         1996         1997         1996
                                                -------      -------      -------      -------
PRIMARY NET INCOME PER SHARE
Net income ...............................      $20,580      $   882      $39,115      $ 3,917
                                                =======      =======      =======      =======

Weighted average number of common
    shares outstanding during the period .       55,938       54,729       55,698       54,346
Shares issuable from assumed exercise
    of options ...........................        2,820          222        2,244          696
                                                -------      -------      -------      -------
Common and common stock equivalent
    shares outstanding for purpose of
    calculating primary net income
    per share ............................       58,758       54,951       57,942       55,042
                                                =======      =======      =======      =======

Primary net income per share .............      $   .35      $   .02      $   .68      $   .07
                                                =======      =======      =======      =======

FULLY DILUTED NET INCOME PER SHARE
Net income ...............................      $20,580      $   882      $39,115      $ 3,917
Interest on convertible subordinated
    debentures, net of income tax effect .          177           --          354           --
                                                -------      -------      -------      -------
Net income, as adjusted ..................      $20,757      $   882      $39,469      $ 3,917
                                                =======      =======      =======      =======

Weighted average number of common
    shares outstanding during the period .       55,938       54,729       55,698       54,346
Shares issuable from assumed exercise
    of options ...........................        2,822          222        2,817          696
Shares issuable from assumed conversion
    of convertible subordinated debentures        1,250           --        1,250           --
                                                -------      -------      -------      -------

Total shares for purpose of calculating
    fully diluted net income per share ...       60,010       54,951       59,765       55,042
                                                =======      =======      =======      =======

Fully diluted net income per share .......      $   .35      $   .02      $   .66      $   .07
                                                =======      =======      =======      =======
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